Exhibit 10.11

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Agreement”) is dated April 21, 2009 and entered into by and among 7 Days Group Holdings Limited, a company incorporated with limited liability in the Cayman Islands (the “Company”), DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”), and DB Trustees (Hong Kong) Limited, as collateral agent (the “Collateral Agent”), and is made with reference to that certain Indenture dated as of September 10, 2007, as amended and supplemented, providing for the issuance of the Company’s Guaranteed Senior Floating Rate Notes due 2010 (the “Indenture”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Indenture.

RECITALS

WHEREAS, pursuant to the second paragraph of Section 4.08 of the Indenture, the Company was required to enter into a currency hedging transaction on or before January 12, 2009;

WHEREAS, as of the date hereof, the Company has not entered into such currency hedging transaction;

WHEREAS, the Company requested that the Holders waive compliance with the covenants contained in the second paragraph of Section 4.08 of the Indenture;

WHEREAS, Holders of at least 66.7% in aggregate principal amount of the Notes then outstanding voting as a single class (the “Requisite Holders”) (for and on behalf of the Holders of all of the Notes) have, pursuant to the Written Resolutions of Noteholders of the Company dated April 9, 2009 (the “Resolutions”), waived compliance with the covenants of the Company contained in the second paragraph of Section 4.08 of the Indenture;

WHEREAS, pursuant to the Resolutions, the Requisite Holders (for and on behalf of the Holders of all of the Notes) have instructed and authorized the Trustee and Collateral Agent to execute this Agreement;

WHEREAS, pursuant to the Resolutions, the Requisite Holders (for and on behalf of the Holders of all of the Notes) have instructed and authorized the Trustee and Collateral Agent to execute an amendment deed relating to the Charge Over Debt Service Reserve Account attached hereto as Exhibit A (the “Amended Account Charge”) and the escrow agreement attached hereto as Exhibit B (the “Hedging Monies Escrow Agreement”);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. WAIVER

The Trustee confirms that, pursuant to the Resolutions, the Requisite Holders (for and on behalf of the Holders of all of the Notes) have, pursuant to Section 8.02 of the Indenture and subject to the terms and conditions contained in the Resolutions, waived compliance by the Company with the covenants contained in the second paragraph of Section 4.08 of the Indenture.

Section 2. AMENDMENTS

(a) The following new definitions are hereby added to Section 1.01 of the Indenture in alphabetical order:

“Applicable Quote Period” is defined in Section 4.08(b).

“Conforming Hedge” means any one of the following:

(i) a Reference Hedge;

(ii) a guarantee by one or more Sponsors to indemnify Holders from and against any actual foreign exchange losses incurred by Holders, if any, resulting from the depreciation of Renminbi arising out of or resulting from the failure by the Company to purchase a Reference Hedge, provided that such Sponsor(s) shall be acceptable to the Requisite Holders and such Sponsors shall enter into a sponsor guarantee agreement in the form satisfactory to the Requisite Holders;

(iii) an irrevocable and unconditional letter of credit payable upon demand that is issued in favor of the Collateral Agent on behalf of the Holders by a financial institution having, at the time of issuance and at all times that such letter of credit is outstanding, a rating of at least the Required Rating, in an amount equal to the then outstanding principal amount of the Notes; provided, however, that if the expiration date of such letter of credit falls before the Stated Maturity of the Notes, the Company shall either purchase or procure a Conforming Hedge set forth in clause (i), (ii) or (iv) hereof or renew or replace such letter of credit in each case on or before the fifteenth (15) Business Day prior to the expiration thereof (including the expiration date in the calculation of such fifteen (15) Business Day period). Upon failure by the Company to procure a Conforming Hedge or renew or replace such letter of credit within the period described in the preceding sentence, the Collateral Agent shall draw the full notional amount of such letter of credit with no further instruction from the Trustee or the Holders to be deposited directly into the Hedging Monies Escrow Account and subject to a perfected, first priority lien in favor of the Trustee acting on behalf of the Holders, which monies shall be made available to the Company to draw down the cost for purchasing a Reference Hedge, after which any remaining monies shall be returned to the Company and the lien thereon released;

(iv) any other currency hedging method approved by the Requisite Holders that limits the foreign exchange rate of the then outstanding principal balance of the Notes at a maximum of Renminbi 7.5 per United States dollar; or

(v) a combination of any of the foregoing in succession.

“Disbursement Request” has the meaning set forth in Section 2.3(b)(iii) of the Hedging Monies Escrow Agreement.

“Escrow Monies” has the meaning set forth in Section 1 of the Hedging Monies Escrow Agreement.

“Hedging Monies Escrow Account” is defined in Section 4.08(c).

“Hedging Monies Escrow Agent” is defined in Section 4.08(c).

“Hedging Monies Escrow Agreement” is defined in Section 4.08(c).

“Notes Repayment Instruction” has the meaning set forth in Section 2.6 of the Hedging Monies Escrow Agreement.

“Prevailing Hedge Price” is defined in Section 4.08(b).

“Procurement Confirmation” has the meaning set forth in Section 2.4 of the Hedging Monies Escrow Agreement.

“Procurement Request” has the meaning set forth in Section 2.4 of the Hedging Monies Escrow Agreement.

“Quote” is defined in Section 4.08(b).

“Reference Bank” means any financial institution that is designated by the Company via written notice to the Trustee and that also has the Required Rating.

“Reference Hedge” means a financial derivative instrument (i) in a notional amount equal to the outstanding principal amount of the Notes, (ii) with a European-style option, (iii) at a strike price of Renminbi 7.5 per United States dollar (“United States dollar call / Renminbi put”) and (iv) having a maturity date of September 10, 2010. For the avoidance of doubt, the Reference Hedge shall protect any Renminbi depreciation beyond 7.5 Renminbi/United States dollar.

“Required Rating” means (a) a long term unsecured debt rating of “A” and a short term unsecured debt rating of “A-1” as rated by S&P, (b) a short term debt rating of “P1” as rated by Moody’s and (c) a short term debt rating of “F1” as rated by Fitch, or the equivalent of such ratings, in each case, to the extent each rating agency provides ratings for the Reference Bank, or if such rating criteria is not satisfied, such other rating criteria acceptable to the Requisite Holders in their discretion.

“Requisite Holders” shall mean Holders of at least 66.7% in aggregate principal amount of the Notes then outstanding voting as a single class.

“Third Supplemental Indenture” shall mean this Third Supplemental Indenture, dated April 21, 2009, entered into by and among the Company, the Trustee and the Collateral Agent.

(b) The definition of “Account Charge” is hereby amended by replacing it in its entirety with the following definition:

“Account Charge” means the Charge Over Debt Service Reserve Account, dated September 10, 2007, as amended by that certain amendment deed, dated April 21, 2009, as further amended from time to time, between the Company and the Collateral Agent, to create a charge over (i) the Debt Service Reserve Account and (ii) the Hedging Monies Escrow Account.

(c) The definition of “Currency Exchange Protection Agreement” is hereby amended by adding the phrase “(including, in respect of the Company, any Conforming Hedge or the escrow arrangement described in Section 4.08(c))” at the end of the definition thereof.

(d) The definition of “Hedging Obligation” is hereby amended by adding the phrase “(but not including the Hedging Monies Escrow Account or any monies therein)” at the end of the definition thereof.

(e) The first paragraph of Section 4.08 of the Indenture is hereby amended by inserting the following heading immediately before the first paragraph:

“(a) Interest Rate Agreement.”

(f) The second paragraph of Section 4.08 of the Indenture is hereby amended by deleting it in its entirety and substituting the following therefor:

“(b) Reference Hedge Quotes.

On or before the date of the Third Supplemental Indenture, and thereafter within three (3) Business Days prior to the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ended June 30, 2009) (each such period, the “Applicable Quote Period”), the Company shall obtain a written quote for buying a Reference Hedge (as defined below) expressed as a single number quoted in United States dollars from each of three (3) Reference Banks (as defined below) and provide a copy of such quote to the Trustee, together with an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include (i) a statement that the Reference Hedge complies with the terms of this Section 4.08(b) and (ii) a description of the Reference Hedge, the date it was obtained and the number of days that the Quote is valid) (collectively, such Officers’ Certificate and copy of the Reference Hedge quote, a “Quote” and together, the “Quotes”). Unless otherwise stated in the Officers’ Certificate and consented to by the Trustee, any Quote provided by the Company to the Trustee shall apply to the Fiscal Quarter corresponding to the Applicable Quote Period. Notwithstanding the foregoing, if a Default has occurred and is continuing as a result of a breach of the foregoing sentence, any Quote provided by the Company to the Trustee on or after the last day of any Fiscal Quarter but within the Sponsor Cure Period shall be considered received during the Applicable Quote Period with respect to such Fiscal Quarter; provided that the Quote shall be derived from historical foreign exchange hedging quote data provided by one or more Reference Banks with respect to the Applicable Quote Period as if such Quote would have been obtained during such Applicable Quote Period. Each Quote provided by the Company to the Trustee will be considered final and not subject to retraction. Upon receipt of the third and final Quote from the Company for the Applicable Quote Period, the Trustee shall determine which single number quoted in United States dollars among the three Quotes is the median of such three values (the “Prevailing Hedge Price”) until a new Prevailing Hedge Price is obtained.

(c) Escrow Arrangement.

On or before the date of the Third Supplemental Indenture, the Company shall (i) enter into an escrow agreement (“Hedging Monies Escrow Agreement”) with the Trustee and DB International Trustee (Singapore) Limited, as escrow agent (the “Hedging Monies Escrow Agent”), pursuant to which the Hedging Monies Escrow Agent shall establish a United States dollar-denominated escrow account in the name of the Company as a sub-account to the existing Debt Service Reserve Account (the “Hedging Monies Escrow Account”) and the Company shall, on or prior to the date hereof, deposit therein US$2,562,500 by transfer of such funds from the existing Debt Service Reserve Account to the Hedging Monies Escrow Account and (ii) perform all of the obligations in the Account Charge to perfect a first priority security interest created thereunder over the funds in the Hedging Monies Escrow Account in favor of the Collateral Agent acting on behalf of the Holders. The Trustee shall thereafter within a reasonable time period serve a written notice of the deposit of such amount to the Holders.

On the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ended June 30, 2009), the Hedging Monies Escrow Agent shall notify the Trustee of the then outstanding balance in the Hedging Monies Escrow Account. If, on the last day of any Fiscal Quarter after the execution of the Hedging Monies Escrow Agreement (beginning with the Fiscal Quarter ended June 30, 2009), the balance in the Hedging Monies Escrow Account is less than 125% of the Prevailing Hedge Price

(determined with respect to the Quotes received by the Trustee during the most recent Applicable Quote Period), the Trustee shall notify the Company, the Holders of the Notes and the Hedging Monies Escrow Agent in writing of such shortfall and the amount thereof. Whether or not the Company receives any notice from the Trustee of such shortfall, upon the occurrence of such shortfall and within ten (10) Business Days after the beginning of such next succeeding Fiscal Quarter, the Company shall deposit, or cause to be deposited on the Company’s behalf, an amount equal to such shortfall into the Hedging Monies Escrow Account.

If, on the last day of any Fiscal Quarter after the execution of the Hedging Monies Escrow Agreement, the balance in the Hedging Monies Escrow Account is more than 125% of the Prevailing Hedge Price (determined with respect to the Quotes received by the Trustee during the most recent Applicable Quote Period), the Company shall have the right to withdraw such surplus amount from the Hedging Monies Escrow Account pursuant to the following terms and conditions:

(i) Upon the satisfaction of the terms and conditions set forth in clause (ii) below and subject to the terms and conditions set forth therein, the Company shall execute and deliver to the Trustee a Disbursement Request pursuant to Section 2.3(b) of the Hedging Monies Escrow Agreement. Upon the receipt by the Trustee of the Disbursement Request, the Trustee shall execute a Release Instruction (as defined in the Hedging Monies Escrow Agreement) pursuant to Section 2.3(a) of the Hedging Monies Escrow Agreement on the second Business Day following the day of receipt of a completed Disbursement Request and deliver the signed Release Instruction to the Hedging Monies Escrow Agent, provided such receipt shall take place before 11:00 a.m. Hong Kong time on a Business Day. If a Disbursement Request is received after 11:00 a.m. Hong Kong time, then it shall be deemed to have been received on the next following Business Day. If a Disbursement Request is received on a day which is not a Business Day, it shall be deemed to have been received on the next following Business Day. The Release Instruction shall direct the Hedging Monies Escrow Agent to release the amounts specified in the Release Instruction from the Hedging Monies Escrow Account to the account specified in the Release Instruction.

(ii) The obligation of the Trustee to execute a Release Instruction is expressly subject to the satisfaction of, and compliance with, the following terms and conditions:

(A) the Trustee’s receipt of three (3) Quotes during the most recent Applicable Quote Period pursuant to this Section 4.08(b);

(B) a balance in the Hedging Monies Escrow Account on the last day of a Fiscal Quarter of more than 125% of the Prevailing Hedge Price; and

(C) the Trustee’s receipt of a Disbursement Request pursuant to Section 2.3(b) of the Hedging Monies Escrow Agreement which shall specify the amount which the Company seeks to withdraw from the Hedging Monies Escrow Account, which amount shall not exceed the positive difference between the balance in the Hedging Monies Escrow Account on the last day of the Applicable Fiscal Quarter and 125% of the Prevailing Hedge Price.

Upon any release of such surplus amount from the Hedging Monies Escrow Account, the lien on the released amount in favor of the Collateral Agent acting on behalf of the Holders shall be immediately released.

(d) Conforming Hedge.

(i) Mandatory Procurement. The Company shall purchase or procure a Conforming Hedge pursuant to this clause (d)(i) within thirty (30) days after receipt of an instruction in writing from the Requisite Holders to procure a Conforming Hedge. The Company shall submit a Procurement Request to the contacts of the Holders set forth on Schedule 1 (with a copy to the Trustee), the Escrow Agent and the Trustee (for further delivery to the Holders through the clearing systems) which shall indicate the manner that the Company proposes to fulfill its obligation to procure the Conforming Hedge and the terms of such Conforming Hedge, with the relevant transaction documents for such Conforming Hedge attached. The Trustee shall submit such Procurement Request to the Holders through the clearing systems within one (1) Business Day of receipt. If such Procurement Request is received by the Trustee after 11:00 a.m. Hong Kong time, then it shall be deemed to have been received on the next following Business Day. If such Procurement Request is received on a day which is not a Business Day, it shall be deemed to have been received on the next following Business Day.

(ii) Optional Procurement. Subject to the confirmation of the Holders described in clause (iii) below and the acknowledgement by the Trustee described in clause (iv) below, the Company shall have the right at any time to submit a Procurement Request to the contacts of the Holders set forth on Schedule 1 (with a copy to the Trustee), the Escrow Agent and the Trustee (for further delivery to the Holders through the clearing systems) which shall indicate the manner that the Company proposes at its election to procure a Conforming Hedge and the terms of such Conforming Hedge. The Trustee shall submit such Procurement Request to the Holders through the clearing systems within one (1) Business Day of receipt. If such Procurement

Request is received by the Trustee after 11:00 a.m. Hong Kong time, then it shall be deemed to have been received on the next following Business Day. If such Procurement Request is received which is not a Business Day, it shall be deemed to have been received on the next following Business Day.

(iii) Confirmation by the Holders. If the Trustee receives an affirmative vote in favor of such Procurement Request by the Requisite Holders (such affirmative vote not to be withheld unreasonably in the case of procuring a Reference Hedge), the Trustee shall deliver a Procurement Confirmation to the Hedging Monies Escrow Agent pursuant to clause (iv) below; provided that such Conforming Hedge is still available for purchase or procurement upon the terms proposed in such Procurement Request; and provided further that, in the case of procuring a Reference Hedge, the proposed pricing terms may be updated so long as the other terms remain the same, the updated price is not greater than the amount of the Escrow Monies and the update of the proposed pricing terms was contemplated in the related Procurement Request. Any such updated pricing terms shall be set forth in writing and submitted by the Company directly to the Hedging Monies Escrow Agent (with a copy to the Trustee (for further delivery to the Holders through the clearing systems)).

If the Conforming Hedge proposed to be purchased under this Section 4.08(d) is a Reference Hedge and any Holder fails to respond to the Trustee with either an affirmative or negative vote with respect to the related Procurement Request within five (5) Business Days of such Procurement Request being posted through the clearing systems and made accessible to the Holders, such Holder shall be deemed to have affirmatively voted in favor of such Procurement Request to the full extent of such Holder’s Notes. For the avoidance of doubt, in the event that a Procurement Request is not accepted by the Requisite Holders by an affirmative vote, the Company shall have the right to submit a replacement Procurement Request for confirmation.

If the Trustee receives a negative vote against such Procurement Request from the Holders of more than 33.3% in aggregate principal amount of the Notes then outstanding (such negative vote not to be given unreasonably in the case of procuring a Reference Hedge), the Trustee shall not deliver a Procurement Confirmation to the Hedging Monies Escrow Agent pursuant to clause (iv) below.

If the Conforming Hedge proposed to be purchased under this Section 4.08(d) is a letter of credit pursuant to clause (iii) of the definition of “Conforming Hedge,” the Requisite Holders shall solicit the Collateral Agent’s approval of the letter of credit issuing bank, the form of letter of credit and the location for presentation (such approval not to be unreasonably withheld or delayed). For the avoidance of doubt, the Collateral Agent has been instructed by the Requisite Holders to draw the full notional amount of such letter of credit upon being entitled to do so pursuant to clause (iii) of the definition of “Conforming Hedge.”

(iv) Acknowledgement by the Trustee. If (a) the Requisite Holders have (or are deemed to have) affirmatively voted in favor of a Procurement Request as described in clause (iii) above and (b) the Trustee has received a copy of the Procurement Request submitted to the contacts of the Holders set forth on Schedule 1 pursuant to clause (i) or (ii) above, as applicable, the Trustee shall deliver a Procurement Confirmation to the Hedging Monies Escrow Agent within two (2) Business Days following the date of receipt of the affirmative vote by the Requisite Holders.

(v) Release of Escrowed Funds. Pursuant to Section 2.4 of the Hedging Monies Escrow Agreement, upon the Hedging Monies Escrow Agent’s receipt of a Procurement Confirmation, the Hedging Monies Escrow Agent shall pay the amounts set forth in the related Procurement Request from the Hedging Monies Escrow Account up to the amount of the Escrow Monies directly to (a) the Reference Bank identified by the Company as the counterparty to the Conforming Hedge, (b) the letter of credit issuing bank in the event that a letter of credit will be procured pursuant to clause (iii) of the definition of “Conforming Hedge” or (c) the Company’s order in the event that a sponsor guarantee agreement as described in clause (ii) of the definition of “Conforming Hedge” will be entered into, as the case may be. Subject to Section 6 of the Hedging Monies Escrow Agreement, any remaining amount in the Hedging Monies Escrow Account after the procurement of the Conforming Hedge shall be returned to the Company and the lien thereon in favor of the Collateral Agent acting on behalf of the Holders shall be immediately released.

(vi) Notes Repayment Instruction. If an Event of Default has occurred and is continuing as a result of a breach of this Indenture and the Trustee and/or the Holders have delivered an Acceleration Notice under Section 6.02 relating to such Default, pursuant to Section 2.6 of the Hedging Monies Escrow Agreement, the Trustee shall deliver a Notes Repayment Instruction to the Hedging Monies Escrow Agent and the Escrow Monies shall promptly be transferred to the Paying Agent for the repayment of the Notes then outstanding, as specified in the Notes Repayment Instruction.”

(g) Section 6.01(d) of the Indenture is hereby amended by replacing it with the following paragraph:

“failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for (i) 180 days in case of failure to comply with any operational covenants in Section 4.26, (ii) immediately upon failure to comply with any covenant in Section 4.08(b), (c) or (d)(i), and (iii) in all other events fifteen (15) days after written notice is given to the Company by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

(i) The first sentence of the fourth paragraph of Section 7.06 of the Indenture is hereby amended by deleting it in its entirety and substituting the following therefor:

“To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien that ranks prior to the Notes on all money or property held or collected by the Trustee, and the Trustee shall have the right to use such money or property to first to pay any fees, costs and expenses of the Trustee prior to paying any principal, premium, if any, and interest on particular Notes, provided that money or property held in trust by the Trustee pursuant to Section 11.01(a)(ii) shall not be subject to such Lien.”

(j) Section 11.01(a)(ii) of the Indenture is hereby amended by deleting it in its entirety and substituting the following therefor:

“(ii)	(x) all Notes that have not been previously delivered to the Trustee for cancellation, have become due and payable by their terms or have been called for redemption, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation or redemption for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be, and specifically designated such trust as the trust established under this Section 11.01(a)(ii)(x), provided that such trust shall only be established after the Company has paid all sums then due to the Trustee; (y) the Company has paid all other sums payable by the Company with respect to the Notes under this Indenture, including all sums due to the Trustee; and (z) the Company has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.”

Section 3. REPRESENTATIONS AND WARRANTIES

(a) In order to induce the Trustee and the Collateral Agent (both for and on behalf of the Holders) to enter into this Agreement and to amend the Indenture in the manner provided herein, the Company represents and warrants that the following statements are true, correct and complete:

(i) The Company has all requisite power and authority to enter into, and to carry out, the transactions contemplated by, and perform its obligations under, each of the Indenture as amended by this Agreement, the Amended Account Charge, and the Hedging Monies Escrow Agreement (collectively, the “Transaction Documents”);

(ii) the execution, delivery and performance of each Transaction Document have been duly authorized by all necessary action on the part of the Company, including resolutions of the Board of Directors of the Company dated as of April 21, 2009 authorizing the same;

(iii) the execution, delivery and performance by the Company of each Transaction Document do not contravene (x) the Company’s organizational documents or (y) law or any material contractual restriction binding on or affecting the Company;

(iv) the execution, delivery and performance by the Company of each Transaction Document do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body;

(v) each Transaction Document has been duly executed and delivered by the Company and is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(vi) the Company has not passed a resolution for its voluntary winding-up; no petition has been presented, nor order made by any court, for the winding-up or bankruptcy of the Company; no receiver, manager, administrative receiver, administrator or similar officer has been appointed (nor has any notice of intention to appoint any such person been given to or filed with any person or court) in relation to the Company or any of its assets; the Company has not entered into any voluntary arrangement with its creditors (or any class or creditors) nor has there been any filing at court of any documentation requesting or pertaining to the grant of any moratorium in connection with or prior to any voluntary arrangement;

(vii) the Company is able to pay its debts as they fall due (and is not otherwise insolvent);

(viii) the Company has complied with all applicable anti-money laundering reporting requirements under all applicable laws and regulations and the Company does not commit money laundering in connection with the Transaction Documents or any business connected with such documents;

(ix) there are no dealings or arrangements between the Company and any other party to the Transaction Documents which affect any of the terms of the Transaction Documents but were not disclosed;

(x) the Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state; and

(xi) the Company has no place of business in Hong Kong.

(b) In order to induce the Trustee and the Collateral Agent to enter into this Agreement, the Company hereby represents and warrants that after giving effect to this Agreement:

(i) as of the date hereof, there exists no Default or Event of Default under the Indenture; and

(ii) as of the date hereof, the Company has performed all agreements to be performed on its part as set forth in the Indenture.

Section 4. COUNTERPARTS; EFFECTIVENESS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective as of the date hereof upon the execution of counterparts hereof by the Company and the Trustee and receipt by the Company and the Trustee of written or telephonic notification of such execution and authorization of delivery thereof.

Section 5. GOVERNING LAW

THIS THIRD SUPPLEMENTAL INDENTURE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ ZHENG Nanyan
	Name:	ZHENG Nanyan
	Title:	Chief Executive Officer

[Signature Page to Third Supplemental Indenture]

TRUSTEE:

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Aric Kay-Russell
	Name:	Aric Kay-Russell
	Title:	Director

By:	/s/ Chiu Kin Wing Edward
	Name:	Chiu Kin Wing Edward
	Title:	Authorised Signatory

COLLATERAL AGENT:

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Aric Kay-Russell
	Name:	Aric Kay-Russell
	Title:	Director

By:	/s/ Chiu Kin Wing Edward
	Name:	Chiu Kin Wing Edward
	Title:	Authorised Signatory

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

AMENDMENT DEED RELATING TO THE

CHARGE OVER DEBT SERVICE RESERVE ACCOUNT

[attached separately]

EXHIBIT B

HEDGING MONIES ESCROW AGREEMENT

[attached separately]

SCHEDULE 1

CONTACTS OF THE HOLDERS

Gregory Wells

Managing Director

Deutsche Bank

51/F Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Main Tel: (852) 2203 8888

Fax: (852) 2203 7293

E-Mail: gregory.wells@db.com

Paul K. Richardson

Director - Commercial Real Estate

Deutsche Bank AG, Hong Kong Branch

48/F Cheung Kong Center,

2 Queens Road Central, Hong Kong

Main Tel: (852) 2203 8888

Fax: (852) 2203 7293

e-mail: paul-tk.richardson@db.com

Dorothy Deng

Vice President - Commercial Real Estate

Deutsche Bank (China) Co., Ltd. Shanghai Branch

18th Floor, Azia Center 1233 Lujiazui Ring Road,

Pudong, Shanghai 200120, China

Main Tel: +86-21-3896-2800

Fax: +86-21-6859-1156

e-mail: dorothy.deng@db.com

Bonnie Lo

Director

Merrill Lynch (Asia Pacific) Limited

15/F Citibank Tower

3 Garden Road

Central, Hong Kong

Tel: +852 2161 7638

Fax: +852 2161 7148

email: bonnie_lo@ml.com

Damon Yip

Vice President

Merrill Lynch (Asia Pacific) Limited

15/F Citibank Tower

3 Garden Road

Central, Hong Kong

Tel: +852 2161 7642

Fax: +852 2161 7148

email: damon_yip@ml.com